EXHIBIT 10.1

SIXTH LOAN MODIFICATION AGREEMENT

This Sixth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 25, 2008, by and between SILICON VALLEY BANK, a California-chartered bank, with a loan production office located at 230 W. Monroe, Suite 720, Chicago, Illinois 60606 (“Bank”) and STEREOTAXIS, INC., a Delaware corporation with its chief executive office located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 30, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 30, 2004, between Borrower and Bank, as amended by a First Loan Modification Agreement dated as of November 3, 2004, between Borrower and Bank, as amended by a Second Loan Modification Agreement dated as of November 8, 2005, between Borrower and Bank, as amended by a Third Loan Modification Agreement dated as of March 12, 2007, between Borrower and Bank, as amended by a Fourth Loan Modification Agreement dated as of December 26, 2007, between Borrower and Bank, and as further amended by a Fifth Loan Modification Agreement dated as of February 29, 2008, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following new provision appearing as Section 6.9 thereof:

“6.9 Guarantor Liquidity. At all times, Guarantor shall have Callable Capital in an aggregate amount of at least two (2) times Guarantor Obligations, tested on a quarterly basis.”

and inserting in lieu thereof the following:

“6.9 Sanderling Liquidity. At all times, Sanderling Venture Partners VI Co-Investment Fund, L.P., shall have Callable Capital in an aggregate amount of at least two (2) times Guaranty Obligations (defined in the Guaranty), tested on a quarterly basis.”

2.	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 6.10 thereof:

“6.10 Alafi Liquidity. Alafi Capital Company, LLC shall at all times maintain ownership in publicly traded securities acceptable to Bank in its sole and absolutely discretion with Wells Fargo Bank, valued at an aggregate amount of at least two and one-half (2.5) times the Guaranty Obligations (defined in the Guaranty), tested on a monthly basis.

3.	The Loan Agreement shall be amended by inserting the following new definition to appear alphabetically in Section 13.1 thereof:

““Guaranty” are collectively, the unconditional limited guarantees, executed by the Guarantors dated as of June ___, 2008.

4. FEES. The Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. APPLICATION OF PAYMENTS AND PROCEEDS. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

6. RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement, shall remain in full force and effect.

7. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

STEREOTAXIS, INC.		SILICON VALLEY BANK

By:	/s/ James M. Stolze	By:	/s/ Adam Glick
Name:	James M. Stolze	Name:	Adam Glick
Title:	Vice President and Chief Financial Officer	Title:	Relationship Manager